Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Third Quarter 2012 Results
SAN ANTONIO, Texas, November 1, 2012 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the three months ended September 30, 2012. Financial and operational highlights include:

•	Five wireline units, four well servicing rigs and one coiled tubing unit have been added since the end of the second quarter.

•	Production Services margin(2) represented 51% of the Company's total margin for the third quarter.

•	Five new-build drilling rigs are currently working with the sixth new-build rig rigging up at its first location, all under long-term contracts.

•	79% of working drilling rigs are operating under term drilling contracts.
Consolidated Financial Results
Revenues for the third quarter of 2012 were $229.8 million, flat with revenue in the second quarter of 2012 (“the prior quarter”), but a 22% increase over $187.7 million for the third quarter of 2011 (“the year-earlier quarter”). The increase from the year-earlier quarter was primarily due to fleet additions as well as higher utilization and pricing for both the Drilling Services Segment and the Production Services Segment and due to the contribution from our new coiled tubing business.

Net income for the third quarter was $2.6 million, or $0.04 per diluted share, compared with $9.7 million, or $0.15 per diluted share in the prior quarter and $6.7 million, or $0.11 per diluted share in the year-earlier quarter.
Third quarter Adjusted EBITDA(1) was $55.6 million, a 12% decrease from $63.3 million in the prior quarter and an 8% increase over Adjusted EBITDA of $51.6 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $125.7 million in the third quarter, a 6% increase from the prior quarter and a 16% increase from the year-earlier quarter. Third quarter utilization was 86%, down from 89% in the prior quarter, but up from 71% in the year-earlier quarter.
Our current fleet count is 68 drilling rigs, which includes six new-build drilling rigs that are now operating under long-term contracts. Our drilling rig fleet count has fluctuated due to the addition of new-build rigs during 2012, offset by the retirement of seven rigs effective September 30, 2011 and two more rigs effective March 31, 2012.
Average drilling revenues increased to $24,101 per day as compared to $23,658 in the prior quarter and $23,340 in the year-earlier quarter. The increase in the third quarter when compared to the prior quarter was primarily due to the contribution of the new-build drilling rigs, higher revenue for our Colombian operations and higher turnkey revenue. Drilling Services margin(2) per day was $7,187 in the third quarter as compared to $8,032 in the prior quarter and $7,797 in the year-earlier quarter. Drilling Services margin per day was lower than both of the prior periods due to moderate pricing and utilization pressure and due to increased mobilization and labor costs incurred as rigs stacked out. Also, the earnings benefit of deploying our new-build rigs was partially offset by higher operating costs during the initial start-up phase.
Production Services Segment
Revenue for the Production Services Segment was $104.1 million in the third quarter, down 6% from the prior quarter and up 32% from the year-earlier quarter. Production Services margin(2) as a percentage of revenue was 37%, compared to 41% in the prior quarter and 44% in the year-earlier quarter.

The Production Services margin in the third quarter was negatively impacted by Hurricane Isaac with a reduction in revenues of approximately $2 million for operations in Louisiana, in particular, coiled tubing operations. Also, the wireline operations had pricing and utilization pressure that was greater than anticipated. Well servicing rig utilization declined to 91% from 97% in the prior quarter and 92% in the year-earlier quarter, while pricing increased to $606 per hour from $592 in the prior quarter and $555 in the year-earlier quarter.
“Revenue growth in our Drilling Services segment was primarily driven by our continued roll-out of our new-build drilling rigs,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.
“We now have five of our ten new-build drilling rigs deployed, with the sixth new-build rig currently rigging up at its first location. We expect to deploy another new-build drilling rig by year-end and the remaining three new-build rigs during the first quarter of 2013. Due to construction delays, the term contract for one of the remaining new-build rigs was terminated during the third quarter and we are actively marketing the rig. As a result, the remaining nine new-build drilling rigs are secured by multi-year term contracts. In Colombia, we had six of our eight drilling rigs operating under contract during the third quarter with our seventh rig returning to work in mid-November.
“While market conditions continue to be challenging, we believe that our focus on service and safety position us to compete well in all our markets. In the fourth quarter of 2012, we anticipate drilling rig utilization to average between 83% and 85% and Drilling Services Segment margin to be approximately $7,000 to $7,300 per day.
“Operating results for our Production Services Segment were impacted by disruptions from Hurricane Isaac in Louisiana as well as pricing and utilization pressure on our wireline operations that was more than expected. We continue our focus on improving the performance of our coiled tubing business and expect some modest improvement in the fourth quarter. Revenue in the third quarter from our well servicing rigs held steady with slightly higher hourly rates, offset by lower utilization at 91%, which is still very good.

“We are continuing to add equipment in certain markets and have added five wireline units, four well servicing rigs and one coiled tubing unit since the end of the second quarter. We plan to add another three well servicing rigs and two coiled tubing units by year end.
“We anticipate some continued market pressures in the fourth quarter along with the normal reduction in activity due to seasonality. Production Services revenues are expected to be down 5% to 10%, and margin as a percentage of revenues is expected be flat to slightly down in the fourth quarter,” Locke said.
Liquidity
Working capital was $70.5 million at September 30, 2012, compared to $129.9 million at December 31, 2011. Our cash and cash equivalents at the end of the third quarter were $6.3 million, down from $86.2 million at year-end 2011.
The change in cash and cash equivalents during the first nine months of 2012 is primarily due to $291.1 million used for purchases of property and equipment, partially offset by cash provided by operations of $129.3 million and $79.1 million provided by net proceeds from the issuance of debt.
    As of October 19, 2012, we had $100 million outstanding and $9.0 million in committed letters of credit under our $250 million Revolving Credit Facility, resulting in borrowing availability of $141 million.
Capital Expenditures
Cash capital expenditures in the third quarter were $97.2 million. Currently, we expect to spend a total of approximately $335 million to $355 million in 2012, which includes a portion of the construction costs for new-build drilling rigs, upgrades to certain drilling rigs, additional well servicing rigs, wireline units, coiled tubing units and routine capital expenditures. We expect to fund the remaining capital expenditures from operating cash flow in excess of our working capital requirements and from borrowings under our Revolving Credit Facility.
Following the delivery of the final three new-build drilling rigs in the first quarter of 2013, the Company plans to reduce capital spending and use operating cash flows in excess of working capital requirements to reduce debt levels.

Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9692 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until November 8. To access the replay, dial (303) 590-3030 and enter the pass code 4567839#. The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas exploration and production companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; future compliance with covenants under our senior secured revolving credit facility and our senior notes; the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2011. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K, could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

(2)
Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011

Revenues:
Drilling services	$125,662	$108,764	$119,048	$369,014	$315,043
Production services	104,111	78,887	110,776	322,561	197,242
Total revenues	229,773	187,651	229,824	691,575	512,285

Costs and expenses:
Drilling services	88,188	72,430	78,631	247,896	213,129
Production services	65,395	44,394	65,683	191,774	115,376
Depreciation and amortization	42,067	32,992	39,989	120,429	97,672
General and administrative	21,269	17,705	22,265	64,677	48,086
Bad debt (recovery) expense	(368)	322	(56)	(515)	377
Impairment of equipment	—	484	—	1,032	484

Total costs and expenses	216,551	168,327	206,512	625,293	475,124
Income from operations	13,222	19,324	23,312	66,282	37,161

Other (expense) income:
Interest expense	(9,453)	(6,137)	(7,650)	(26,658)	(21,659)
Other	307	(1,193)	20	1,259	(6,956)
Total other expense	(9,146)	(7,330)	(7,630)	(25,399)	(28,615)

Income before income taxes	4,076	11,994	15,682	40,883	8,546
Income tax expense	(1,461)	(5,250)	(5,997)	(14,411)	(4,187)

Net income	$2,615	$6,744	$9,685	$26,472	$4,359

Income per common share:
Basic	$0.04	$0.11	$0.16	$0.43	$0.08
Diluted	$0.04	$0.11	$0.15	$0.42	$0.08

Weighted-average number of shares outstanding:
Basic	61,881	59,898	61,768	61,743	56,045
Diluted	62,825	61,428	62,620	62,695	57,522

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$6,291	$86,197
Receivables, net of allowance for doubtful accounts	173,535	145,234
Deferred income taxes	16,109	15,433
Inventory	12,177	11,184
Prepaid expenses and other current assets	10,019	11,564
Total current assets	218,131	269,612

Net property and equipment	982,724	793,956
Intangible assets, net of accumulated amortization of $22,174 and $17,397 as of September 30, 2012 and December 31, 2011, respectively	46,020	52,680
Goodwill	41,683	41,683
Noncurrent deferred income taxes	373	735
Other long-term assets	14,253	14,088
Total assets	$1,303,184	$1,172,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$84,919	$66,440
Current portion of long-term debt	872	872
Prepaid drilling contracts	2,880	3,966
Accrued expenses	58,961	68,402
Total current liabilities	147,632	139,680

Long-term debt, less current portion	498,502	418,728
Noncurrent deferred income taxes	107,727	94,745
Other long-term liabilities	6,988	9,156
Total liabilities	760,849	662,309
Total shareholders’ equity	542,335	510,445
Total liabilities and shareholders’ equity	$1,303,184	$1,172,754

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2012	2011

Cash flows from operating activities:
Net income	$26,472	$4,359
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120,429	97,672
Allowance for doubtful accounts	2	390
(Gain) loss on dispositions of property and equipment	(1,230)	628
Stock-based compensation expense	5,541	5,314
Amortization of debt issuance costs, discount and premium	2,224	2,657
Impairment of equipment	1,032	484
Deferred income taxes	12,270	2,656
Change in other long-term assets	(1,964)	2,136
Change in other long-term liabilities	(2,168)	824
Changes in current assets and liabilities	(33,296)	(40,915)
Net cash provided by operating activities	129,312	76,205

Cash flows from investing activities:
Acquisition of production services businesses	—	(5,000)
Purchases of property and equipment	(291,051)	(140,565)
Proceeds from sale of property and equipment	2,433	2,261
Proceeds from sale of auction rate securities	—	12,569
Net cash used in investing activities	(288,618)	(130,735)

Cash flows from financing activities:
Debt repayments	(869)	(113,158)
Proceeds from issuance of debt	80,000	74,000
Debt issuance costs	(58)	(3,220)
Proceeds from exercise of options	684	2,344
Proceeds from stock, net of underwriters' commissions and offering costs of $5,707	—	94,340
Purchase of treasury stock	(357)	(452)
Excess tax benefit of stock option exercises	—	522
Net cash (used in) provided by financing activities	79,400	54,376

Net decrease in cash and cash equivalents	(79,906)	(154)
Beginning cash and cash equivalents	86,197	22,011
Ending cash and cash equivalents	$6,291	$21,857

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Revenues	$125,662	$108,764	$119,048	$369,014	$315,043
Operating costs	88,188	72,430	78,631	247,896	213,129
Drilling Services margin (1)	$37,474	$36,334	$40,417	$121,118	$101,914

Average number of drilling rigs	66.0	71.0	62.5	64.1	71.0
Utilization rate	86%	71%	89%	87%	68%
Revenue days	5,214	4,660	5,032	15,310	13,253

Average revenues per day	$24,101	$23,340	$23,658	$24,103	$23,771
Average operating costs per day	16,914	15,543	15,626	16,192	16,082
Drilling Services margin per day (2)	$7,187	$7,797	$8,032	$7,911	$7,689

Production Services Segment:
Revenues	$104,111	$78,887	$110,776	$322,561	$197,242
Operating costs	65,395	44,394	65,683	191,774	115,376
Production Services margin (1)	$38,716	$34,493	$45,093	$130,787	$81,866

Combined:
Revenues	$229,773	$187,651	$229,824	$691,575	$512,285
Operating Costs	153,583	116,824	144,314	439,670	328,505
Combined margin	$76,190	$70,827	$85,510	$251,905	$183,780

Adjusted EBITDA (3) & (4)	$55,596	$51,607	$63,321	$189,002	$128,361

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services' average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (4).

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011

Combined margin	$76,190	$70,827	$85,510	$251,905	$183,780

General and administrative	(21,269)	(17,705)	(22,265)	(64,677)	(48,086)
Bad debt (recovery) expense	368	(322)	56	515	(377)
Other income (expense)	307	(1,193)	20	1,259	(6,956)
Adjusted EBITDA (3) & (4)	55,596	51,607	63,321	189,002	128,361

Depreciation and amortization	(42,067)	(32,992)	(39,989)	(120,429)	(97,672)
Impairment of equipment	—	(484)	—	(1,032)	(484)
Interest expense	(9,453)	(6,137)	(7,650)	(26,658)	(21,659)
Income tax expense	(1,461)	(5,250)	(5,997)	(14,411)	(4,187)
Net income	$2,615	$6,744	$9,685	$26,472	$4,359

(4)Our Adjusted EBITDA for the nine months ended September 30, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other (expense) income.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2012	2011	2012	2012	2011

Drilling Services Segment:
Routine and tubulars	$17,887	$7,032	$7,330	$33,723	$25,567
Discretionary	8,569	26,019	19,414	44,175	45,490
New-builds and acquisitions	47,985	14,414	46,126	134,593	26,237
	74,441	47,465	72,870	212,491	97,294
Production Services Segment:
Routine	4,306	1,737	3,443	11,478	5,477
Discretionary	8,091	7,477	8,751	27,051	20,201
New-builds and acquisitions	10,329	4,690	13,711	40,031	17,593
	22,726	13,904	25,905	78,560	43,271
Net cash used for purchases of property and equipment	97,167	61,369	98,775	291,051	140,565
Net effect of accruals	(13,762)	(1,531)	10,201	13,707	17,773
Total capital expenditures	$83,405	$59,838	$108,976	$304,758	$158,338

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Segment:

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	7	2	9
1000 HP	19	11	30
1200 to 2000 HP	6	22	28
Total	33	35	68

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	19	6	25
14,000 to 25,000 feet	11	27	38
Total	33	35	68

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			95
600 HP			10
Total			105

Wireline units			120

Coiled tubing units			11